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6626-ISA lease

                                COMMERCIAL LEASE

                              Persons and Premises

Claude Yow, hereinafter referred to as "Lessor", hereby leases to ISA Internationale INC. Guarantor, hereinafter referred to as "Lessee, those certain premises, hereinafter referred to as "said premises," and further described as 6626 CENTRAL AVENUE PIKE, KNOXVILLE, TN, 37912 CONTAINING APPROXIMATELY 17,800 Square Foot and shown on exhibit A and exhibit B on the following terms and conditions: of this lease.

                             Right of first refusal

Lessor agrees to give lessee a right of first refusal option on an additional 5,000 square feet at 6626 central ave pike Knoxville Tn 37912, when such space becomes available.

                                  Term of Lease

          The term of this lease shall be commencing at 12:01 A.M. on OCT 1, 1998 and ending at 12:01 A.M. on OCT 1 2003 unless sooner terminated as provided herein. Rent to begin on completion of building space.

                                 Option to Renew

          An additional 5 year term with a 5% annual inflation factor will be added to the lease if lessee notifies lessors of intent to renew within 60 days of expiration date.

                                      Rent

          Lessee agrees to pay and lessors agree to accept, as rent for the use and occupancy of said premises the total amount of $112,896.00 for the first year of this lease, with a 5% increase annually. Rent is payable in advance on the 1st day of each and every month in the discounted amount of $6,303.36 for the first year of the lease, and the discounted amount of $8,396.64 for the second year, $10,372 for the third year, $10,890.93 for the fourth year and $11,435.48 for the fifth year paid monthly. Payment shall be made at the address specified in this lease for the service of notices to lessors or at such other addresses as served upon lessee.

                             Real tax and insurance

          This is a net lease lessor pays real estate tax and fire insurance on building with all other expenses paid by the tenant with liability insurance in amounts of 1,000,000 with Lessors named as additional insured and certificates provided to Lessors.

                                     Deposit

          On execution of this lease, Lessee deposits with Lessors the sum of $9408.00 (CK# 5033) plus the first months rental of $6,303.36 The deposit is used as security for the faithful

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performance of the provisions of this lease relating to rent, repairs, or cleaning, and to be returned to Lessee on the full performance of those provisions following the termination of this lease. Nothing contained in this paragraph shall give Lessee the right to withhold the rent, or shall prohibit Lessors from exercising any of the rights hereunder in respect to the non-payment of rent.

                      Condition and Maintenance of Premises

          Lessee acknowledges that the plans have been examined as well as all the equipment and personal property subject to this lease and that said premises, equipment and personal property are in good, safe, and clean condition and repair. Lessee further agrees to:

          (a) Keep inside premises in good order and outside in a clean, no outside storage, condition and on expiration or sooner termination of this lease to surrender them to Lessors in as good condition as they are on the date of this lease, reasonable wear and tear or damage by the elements excepted

          (b) Immediately notify Lessors of any defects, dilapidations, or dangerous conditions;

          (c) The obligation with respect to maintenance of the premises and repairs is that lessor agrees to maintain and repair the outside structural walls of the building existing on the premises and maintain and repair the roof with drains and waterspouts, provided that no damage is occasioned by the activities of lessee, and or agents, customers, guests, invitees, employees, or others engaged in business or other activities with lessee,. No glass surfaces or windows or doors shall be maintained by lessor, but is the responsibility of lessee. All other maintenance and repairs-shall be the responsibility of the lessee. The lessee shall promptly reimburse lessors for the cost of any repairs to the premises or equipment or personal property subject to the lease, undertaken by lessor that are not the responsibility of the lessor. Lessee is liable for expenses caused by lessees negligence or misuse, or the negligence or misuse of any of lessees invitees, licensees or guests use. and

          (d) Lessee shall not permit the demised premises or any part thereof to be used for (1) the conduct of any offensive, noisy, or dangerous activity that would increase the premiums for fire insurance on the demised premises; (2) the creation or maintenance of a public nuisance; (3) anything which is against the laws or rules and regulations of any public authority including county codes at any time applicable to the demised premises; or (4) any purpose or in any manner which will obstruct, interfere with, or infringe on the rights of other tenants of the Lessors. Building space shall be finished according to lessee requirements shown in (Build out) section of this lease.

                                   utilities

          Lessee shall pay all charges incurred for the furnishing of public utilities , Gas, Water, Sewer, and electricity to said premises, including any deposits required for any utilities.

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                          Alterations and Improvements

          Everything accepted subject to build-out in an "as-is" condition. Lessee shall make no alterations or improvements to said premises nor do any painting or redecorating of said premises without the express written consent of Lessors first had and obtained. Should Lessee make any alterations or improvements to said premises or do any painting or redecorating of said premises without the express written consent of Lessors first had and obtained, or should Lessee damage or depreciate said premises, when the full cost of restoring said premises to their prior condition shall be borne by Lessee and promptly paid, on written demand, to Lessors. Any and all alterations and improvements made to said premises by Lessee with the consent of Lessors, including any wall-to-wall carpeting and draperies installed by Lessee, shall become the property of Lessors and remain on said premises on the expiration or sooner termination of this lease, unless otherwise agreed upon by the parties hereto.

                              Hold-Harmless Clause

          Lessee agrees to indemnify and hold Lessors and the property of Lessors, including said premises free and harmless from any and all liability, claims, loss, damages, or expenses, including any attorney's fees and/or costs, arising by reason of the death or injury of any person, including Lessee or any person who is an employee or agent of Lessee, or by reason of damage to or destruction of any property, including property owned by Lessee or any person who is an employee or agent of Lessee, caused or allegedly caused by some condition of said premises, the fault of Lessee, or some act or omission, whether or not negligent or intentional, of Lessee or any person in, on, or about said premises as a guest, licensee or invitee of Lessee. This section shall not apply in area of build-out until lessee occupies said area.

                            Assignment and Subletting

          Lessee shall not assign this lease or sublet all or any portion of said premises without the prior written consent of Lessors. Any assignment or subletting without the prior written consent of Lessors shall be void and shall, at the option of Lessors, terminate this lease. Lessors' consent to any such assignment of this lease or subletting of said premises by Lessee shall not be unreasonably withheld, but the consent of Lessors to any one such assignment or subletting shall not be deemed a consent by Lessors to any subsequent assignment or subletting.

                             Destruction of Premises

          Should any part of said premises be destroyed by fire, casualty, or other cause not the fault of Lessee, Lessors shall promptly repair and restore said premises to their former condition at Lessors' sole cost and expense. During the making of the repairs and the restoration work, the rent payable under this lease shall be abated for the time and to the extent that Lessee is prevented from

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fully occupying and enjoying said premises under this lease in Lessee's usual and normal manner. However, in lieu of making such repairs and performing such restoration work, Lessors may terminate this lease where either;

          (a) the necessary repair or restoration work cannot reasonably be completed under applicable laws and regulations within 30 working days after it is commenced, or

          (b) the loss is not covered by Lessors' then existing fire and extended coverage insurance policies, provided that such policies are of an adequate and reasonable nature. If Lessors chooses to terminate this lease under the provisions of this paragraph, any security deposits and/or unused rent shall promptly be returned to the Lessee. ;; if the premises should be damaged or destroyed by fire or other casualty so as to cause a material alteration in the character of the premises and prevent the lessee from using it in substantially the manner theretofore used, and such condition can not be repaired for a period of more than thirty (30) days. either lessor or lessee may terminate this lease upon giving notice to the other within fifteen (15) days after the casualty occurs.

                               Multiple Occupancy

          Should more than one person execute this lease as Lessee, all such persons shall be jointly and severally liable for all of the terms, condition, covenants, and provisions of this lease; provided, however, that any act or signature of one or more of the persons executing this lease as Lessee and any notice or refund given to or served on one of the persons executing this lease as Lessee shall be fully binding on each and all of the persons executing this lease as Lessee.

                                Default by Lessee

          Should Lessee be in default for a period of more than 10 days in the payment of any rent payable under this lease or in the performance of any other provision of this lease, Lessors may terminate this lease and regain possession of the demised premises in the manner provided by the laws of unlawful detainer of this state in effect at the date of such default.

                   Lessors' Election to Continue During Breach

          At Lessors' option, if Lessee has breached this lease and abandoned the property, this lease shall continue in effect for so long as Lessors does not terminate Lessee's right to possession, and Lessors may enforce all of the available rights and remedies under this lease, including the right to recover the rent as it becomes due.

                               Holdover by Lessee

          Should Lessee remain in possession of the demised premises with the consent of Lessors after the natural expiration of this lease, a

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new tenancy from month-to-month shall be created between Lessors and Lessee which shall be subject to all of the terms and conditions of this lease but shall be terminable by thirty days written notice served by either the Lessors or the Lessee on the other party to this lease.

                       Acts Constituting Breach by Lessee

       Lessee shall be guilty of a material breach of this lease should Lessee:

       (a) Fail to pay any rent or other sum becoming payable under this lease on the date it becomes due;

       (b) Default in the performance of or breach any provision, term, covenant, or condition of this lease;

       (c) Breach this lease and abandon said premises before expiration of the full term of this lease;

       (d) Allow a receiver to be appointed to take possession of all or substantially all of Lessee's property unless the receiver is discharged within 30 days after his appointment; or

       (e) Allow any judgment against the Lessee to remain unsatisfied and unbonded for a period of more than 60 days.

                      Lessors' Remedies for Breach of Lease

       Should Lessee be guilty of a material breach of this lease as defined herein, Lessors, in addition to any other remedies given Lessors by law or equity, may:

       (a) Continue this lease in effect by not terminating Lessee's right to possession of said premises and thereby be entitled to enforce all of Lessors' rights and remedies under this lease including the right to recover the rent specified in this lease as it becomes due under this lease; or

       (b) Terminate this lease and Lessee's right to possession of said premises and commence action against Lessee to recover from Lessee: (1) The worth of the unpaid rent which had been earned at the time of termination of this lease; (2) The worth of the amount by which the unpaid rent which would have been earned but for termination of this lease exceeds the amount of rental loss that Lessee proves could have been reasonably avoided; (3) Any other amount necessary to compensate the Lessors for all detriment proximately caused by Lessee's failure to perform Lessee's obligations under this Lease; or

       (c) Commence, in lieu of or in addition to the action described in above, an action to reenter and regain possession of said premises in the manner provided by the laws of unlawful detainer of this state.

                                     Notices

       Except as otherwise expressly provided by law, any and all notices or other communications required or permitted by this lease

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or by law to be served on or given to either party hereto by the other party hereto shall be in writing and shall be deemed duly served and given when personally delivered to the party, Lessors or Lessee, to whom it is directed or, in lieu of such personal service, when deposited in the United States mail, first-class postage prepaid, addressed to Lessee at the address of said premises or to Lessors at the addresses specified below. Either party, Lessors or Lessee, may change their address for purposes of this paragraph by giving written notice of the change to the other party in the manner provided in this paragraph.

                                 Attorney's Fees

       Should any litigation be commenced between the parties to this lease concerning said premises, this lease, or the rights and duties of either in relation thereto, the party, Lessors or Lessee, prevailing in such litigation shall be entitled to, in addition to such other relief as may be granted, a reasonable sum as and for attorney's fees to be determined by the court in such litigation or in a separate action brought for that purpose.

                         Binding on Heirs and Successors

       This lease shall be binding on and shall inure to the benefit of the heirs, executors, administrators, and successors of the parties, Lessors and Lessee, hereto, but nothing in this paragraph shall be construed as a consent by Lessors to any assignment of this lease by Lessee.

                               Time of the Essence

       Time is expressly declared to be of the essence for all purposes of this lease.

                                  Waiver

       The waiver of any breach of any of the provisions of this lease by Lessors or Lessee shall not constitute a continuing waiver or a waiver of any subsequent breach by Lessors or Lessee either of the same or of another provision of this lease.

                             Sole and Only Agreement

       This instrument constitutes the sole and only agreement between Lessors and Lessee respecting said premises or the leasing of said premises and any equipment or personal property subject to this lease to Lessee by Lessors. It correctly sets forth the obligations of Lessors and Lessee to each other as of its date, and any agreements or representations respecting said premises, the equipment or personal property subject to this lease, or their leasing by Lessors to Lessee not expressly set forth herein are null and void.

                              Late payment penalty

       A 5% of the monthly amount penalty will be added monthly if rental is not received by Lessors within 10 days of due date of payment.

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                                   Build-out

       Lessee and lessor agree that changes and additions need to be done for the operation of lessee business. See exhibit (A) for locations of same. lessee agrees to pay for this work, lessor agrees to do the work, estimated cost of the work is $23,000.00 paid in advance and non refundable and paid at the time the lease is signed. work to be done is as follows; Double Door are eliminated and add door from room 11 to 12, paint staff and laundry room, steel bars and or frame and drywall at all adjoining doors, and stick built walls. 2 each 5 ton and 1 each 4 ton air conditioning units installed in rooms 1,2,3,4,5 6,7,8,9,10,11,12,14 area including duct work and electrical hook ups.

Cooler and freezer, plus laundry and all other storage materials will be removed from the building. Items requested to be left will be a list and it will be an addendum part of the lease before occupancy at no charge to lessee on loan to lessee for the term of the lease.

1) wall between room 1 and 2 taken out and disposed of.
2) ceiling, lighting, and plugs in room 2 removed, install lighting ceiling and plugs in room 6,7, 14, and hall way.
3) floor tile and base trim added to room 5, 7, 14, and hall. carpet and base to room 6,
4) Steel bar secure and or remove and wall up all adjoining doors.
5) Install 4 commodes and a sink with towel and tissue holders, hot water heater, lighting and doors on stalls installed. ceiling and floor completed.
6) painting on room 14, 7,6, staff laundry and hallway.
7) sprinklers added rooms 6,7, 14, and hall, low pipes removed in room 2
8) finish high wall in studio, and remove wall between reception in main entrance.
9) install door from room 11 to 12, also exit light if needed.
10) Remove door in hall way between room 1 and room 2.

                                    ADDENDUM

1) One Silent knight - Ranger 8900 DL Security Control center plus Fire Control Communications, and in additional consisting of airphone Communications system
2) One N.E.C. Dterm Series 11 Telephone system, including Bogan P.A. System and all communications office units.
3) One 1 SDN line 4 conversion boxes
4) One Generac 20 KVA Stand-by Generator
These items 1 thru 4 are as is on loan to lessee during term of this lease and can only be removed by lessor

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Executed on 8-14-98, at
                                        LESSORS: /s/ Claude Yow
                                                 ---------------------------
                                                 Claude Yow Guarantor
                                                 1 423 689-6600 ext 712
SS: ###-##-####                                  Claude Yow and Associates
                                                 6712 Central Avenue Pike
                                                 Knoxville, TN 37912



LESSEE: /s/ Gerald J. Durand    S.S. OR FEID#.65-0278645
        ----------------------
ISA Internationale Inc. (ISAI)
1 800 434 3198 office fax 1 507 334 2396 ph 1 507 332 6955
204 central ave. st 111
Faribault Minn. 55021

State of Tennessee

County of Knox

On August 14, 1998, before me, Jeana Partin a notary public for the State of Tennessee, personally appeared Claude Yow, known to me or proved to me to be the person whose name is subscribed to the within commercial lease, and acknowledged to me that he or she executed the same.

/s/ Jeane M. Partin
--------------------   Notary Public for the State of Tennessee
      (seal)

State of Minnesota

County of Rice

On August 13, 1998, before me, a notary public for the State of Minnesota, personally appeared Gerald J. Durand, known to me or proved to me to be the person whose name is subscribed to the within commercial lease, and acknowledged to me that he or she executed the same.

/s/ Jill M. Finstuen
---------------------  Notary Public for the State of Minnesota
(seal)



[STAMP]

JILL M. FINSTUEN
NOTARY PUBLIC - MINNESOTA
My Commission Expires Jan. 31, 2000

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